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Exhibit 3

Durban Roodepoort Deep, Limited
(Incorporated in the Republic of South Africa)
(Registration number 1895/000926/06)
(Share code: DUR)
(ISIN: ZAE 000015079)
(ARBN number: 086 277 616)
(NASDAQ Trading Symbol: DROOY)
("DRD" or "the company")

DRD SPLITS ROLES OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The Board of Durban Roodepoort Deep, Limited (JSE: DUR; NASDAQ: DROOY; ASX: DRD) announced today (19 December 2003) that, with immediate effect, the roles of Chairman and Chief Executive Officer (CEO) have been split and an Independent Senior Non-Executive Director has been appointed.

Ian Murray, formerly Deputy CEO, has become CEO, and will retain responsibility for the financial function.

Geoff Campbell, currently a non-executive director, becomes the Senior Independent Non-Executive Director and will be responsible for effective corporate governance between the Board, the Executive and external stakeholders.

Mark Wellesley-Wood remains as Executive Chairman and will retain responsibility for all operations as well as for the Board.

The DRD Board functions through four principal committees:

  •
  the Executive Committee (Exco), which controls the day to day management of the company, and which will now be chaired by Ian Murray;

  •
  the Audit Committee, which supervises financial controls and the internal audit function, is chaired by independent, non-executive director, Rob Hume with the remaining members consisting of independent, non-executive directors;

  •
  the Remuneration Committee, which handles all remuneration and rewards for all senior staff. It is chaired by Geoff Campbell, also an independent, non-executive director, with the other members consisting of independent, non-executive directors; and

  •
  the Risk Committee, which will be established at the next Board Meeting. This new committee will review risk management and Health, Safety and Environmental Compliance. This new committee will be chaired by an independent non-executive director Doug Blackmur.

Commenting on these changes, Mark Wellesley-Wood, said: "Our business is still evolving and these changes serve to provide the stability and certainty in execution necessary for future growth. Ian and I have worked well together over the last three years and I am confident that, with our strengthened management team, DRD's continued growth is assured."

Queries:

South Africa
Ilja Graulich, Durban Roodepoort Deep, Limited
+27 11 381 7826 (office)
+27 83 604 0820 (mobile)

James Duncan, Russell & Associates
+27 11 880 3924 (office)
+27 82 892 8052 (mobile)

Australasia
Paul Downie, Porter Novelli
+61 893 861 233 (office)
+61 414 947 129 (mobile)

Johannesburg
19 December 2003

Sponsor
Standard Corporate & Merchant Bank
(A division of The Standard Bank of South Africa Limited)
(Registration number 1962/000738/06)

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Exhibit 3